Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
April 28, 2005	(919) 774-6700

THE PANTRY REPORTS RECORD SECOND-QUARTER EARNINGS AND INCREASES ANNUAL EPS GUIDANCE

Sanford, North Carolina, April. 28, 2005 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its second fiscal quarter ended March 31, 2005.

Revenues for the second quarter totaled $945.8 million, a 20.3% increase from $786.4 million in the corresponding period a year ago. Net income for the quarter was $3.8 million, or $0.18 per diluted share, compared with a net loss on a GAAP basis of $14.1 million, or $0.71 per share, in last year’s second quarter. Results for the year-ago period included $0.72 per share in early debt extinguishment costs, as well as $0.02 per share in expenses related to a secondary stock offering. In addition, there was duplicate interest expense of $0.05 per share on two issues of senior subordinated notes for a one-month period when both were outstanding. Net income excluding these financing-related items for the second quarter of fiscal 2004 was $1.6 million, or $0.08 per share; net income and earnings per share in the fiscal 2005 period were more than double the adjusted results for the year-ago quarter.

President and Chief Executive Officer Peter J. Sodini said, “We are pleased to report record earnings and comparable store volumes above our expectations for this seasonally weak period, which were achieved despite the dramatic escalation in gasoline costs during the quarter. Operating momentum in our core stores has continued to accelerate – in terms of both merchandise sales and gasoline gallons sold in comparable stores. We believe this reflects the impact of our store conversion and rebranding programs, as well as our continued focus on expanding higher-margin merchandise categories such as private label products and food service. In addition, our earnings continue to benefit from a reduction in interest expense following last year’s debt refinancing.”

Merchandise revenue for the quarter was up 6.6% on a comparable store basis. The merchandise gross margin of 37.2% increased 40 basis points from a year ago. Total merchandise gross profits rose 6.3% to $105.7 million, and accounted for approximately 76% of the Company’s total gross profits. Comparable store gasoline gallons increased 7.7% from a year ago. Gasoline revenues were up 28.1%, partly due to a 19.4% increase in the average retail price per gallon, to $1.91. The gross margin per gallon was 9.9 cents, compared with 10.5 cents in last year’s second quarter. Excluding the impact of the increase in credit card fees, gasoline margins per gallon were flat from a year ago. Gasoline gross profits for the quarter totaled $34.1 million, up 1.1% from a year ago.

During the quarter, the Company announced the acquisition of D & D Oil Co., Inc., which operated 53 Cowboys convenience stores, with two additional stores under construction and seven potential development sites. Located mostly in Georgia and Alabama, the Cowboys chain generated approximately $320 million in revenue in 2004. The acquisition closed on April 21, 2005, and is expected to be immediately accretive to the Company’s earnings per share.

“Successfully negotiating the Cowboys acquisition was clearly the strategic highlight of our second fiscal quarter,” Mr. Sodini said. “The transaction complements our existing store base in the Southeast extremely well, and provides us with many attractive, newer locations that generate high average volumes in both gasoline and merchandise.”

Also during the quarter, the Company completed gasoline and merchandise brand conversions or image upgrades at an additional 126 stores. That brought the total completed as of March 31, 2005, to 860 stores out of approximately 1,100 stores targeted for conversion or reimaging under one of three gasoline brands – BP®/Amoco®, Citgo® or the Company’s own Kangaroo® private label brand. All of these stores’ merchandise operations are also being remodeled and rebranded under the Kangaroo ExpressSM banner.

For the first six months of fiscal 2005, net income was $15.9 million, or $0.75 per diluted share, compared with a net loss of $9.1 million, or $0.48 per share, in the first half of fiscal 2004. Results for the year-ago period included the financing related expenses described above, as well as an additional $0.02 per share incurred in the first quarter of that year. Excluding these items, net income for the first half of fiscal 2004 was $6.9 million, or $0.36 per share, and earnings for the first six months of the current year were more than double the year-earlier results. EBITDA for the first half of fiscal 2005 was $73.1 million, a 15.8% increase from a year ago.

Mr. Sodini concluded, “Given our strong first-half results and the recent addition of the high-volume Cowboys stores, we now believe our earnings per share for fiscal 2005 are likely to fall in a range between $2.05 and $2.15, above our previous expectations. Longer term, The Pantry remains well-positioned to capitalize on its leading market positions across the Southeast, with solid momentum in our core operations and the financial resources to continue growing through strategic acquisitions.”

Conference Call

Interested parties are invited to listen to the second quarter earnings conference call scheduled for Thursday, April 28, 2005 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until May 5, 2005.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

We use net income and earnings per share, each excluding certain unusual expense items, to evaluate our operations. Management believes this presentation is appropriate and enables investors to compare more accurately our ongoing financial performance over the periods presented. The information regarding net income and earnings per share, each excluding certain unusual expense items, as presented here may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2004 of approximately $3.5 billion. As of March 31, 2005, the Company operated 1,345 stores in 10 states under a number of banners including Kangaroo ExpressSM, The Pantry®, Golden Gallon®, and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with the acquisition of D&D Oil Co., Inc.; the actual operating results of the stores acquired in the D&D Oil Co., Inc. transaction; fluctuations in domestic and global petroleum and gasoline markets, changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of April 28, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Six Months Ended
	March 31, 2005	March 25, 2004	March 31, 2005	March 25, 2004
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$284,289	$270,073	$571,356	$540,222
Gasoline	661,471	516,280	1,315,947	990,572

Total revenues	945,760	786,353	1,887,303	1,530,794

Cost of sales:
Merchandise	178,557	170,587	361,532	341,562
Gasoline	627,351	482,539	1,231,940	915,895

Total cost of sales	805,908	653,126	1,593,472	1,257,457

Gross profit	139,852	133,227	293,831	273,337

Operating expenses:

Operating, general and administrative	110,569	105,443	221,839	210,570
Depreciation and amortization	14,214	13,533	28,600	27,608

Total operating expenses	124,783	118,976	250,439	238,178

Income from operations	15,069	14,251	43,392	35,159

Other income (expense):
Loss on extinguishment of debt	—	(23,087)	—	(23,087)
Interest expense	(9,618)	(14,166)	(18,604)	(27,307)
Miscellaneous	682	105	1,104	367

Total other expense	(8,936)	(37,148)	(17,500)	(50,027)

Income (loss) before income taxes	6,133	(22,897)	25,892	(14,868)

Income tax benefit (expense)	(2,361)	8,815	(9,968)	5,723

Net income (loss)	$3,772	$(14,082)	$15,924	$(9,145)

Earnings (loss) per share:
Net income (loss) per diluted share	$0.18	$(0.71)	$0.75	$(0.48)
Diluted shares outstanding	21,520	19,799	21,302	19,103

Selected financial data:
EBITDA	$29,965	$27,889	$73,096	$63,134
Net cash provided by operating activities	$10,738	$6,210	$26,879	$7,412
Merchandise gross profit	$105,732	$99,486	$209,824	$198,660
Merchandise margin	37.2%	36.8%	36.7%	36.8%
Gasoline gallons	346,152	321,805	686,796	647,385
Gasoline gross profit	$34,120	$33,741	$84,007	$74,677
Gasoline margin per gallon (1)	$0.0986	$0.1048	$0.1223	$0.1154
Gasoline retail per gallon	$1.91	$1.60	$1.92	$1.53

Comparable store data:
Merchandise sales %	6.6%	3.4%	6.2%	2.9%
Gasoline gallons %	7.7%	1.2%	5.9%	2.3%

Number of stores:
End of period	1,345	1,374	1,345	1,374
Weighted-average store count	1,348	1,380	1,351	1,370

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2005	September 30, 2004
Assets
Cash and cash equivalents	$104,777	$108,048
Receivables, net	41,723	43,664
Inventories	96,852	95,228
Other current assets	33,844	26,892

Total current assets	277,196	273,832

Property and equipment, net	403,999	411,501
Goodwill, net	341,898	341,652
Other	38,685	35,155

Total assets	$1,061,778	$1,062,140

Liabilities and shareholders’ equity
Current maturities of long-term debt	$16,025	$16,029
Current maturities of capital lease obligations	1,197	1,197
Accounts payable	110,504	121,151
Other accrued liabilities	60,278	72,581

Total current liabilities	188,004	210,958

Long-term debt	543,000	551,010
Environmental expenses	15,098	14,051
Deferred income taxes	68,651	63,257
Deferred revenue	33,501	35,051
Capital lease obligations	13,969	14,582
Other	23,056	21,045
Total shareholders’ equity	176,499	152,186

Total liabilities and shareholders’ equity	$1,061,778	$1,062,140

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Six Months Ended
	March 31, 2005	March 25, 2004	March 31, 2005	March 25, 2004
EBITDA	$29,965	$27,889	$73,096	$63,134
Interest expense and loss on extinguishment of debt	(9,618)	(37,253)	(18,604)	(50,394)
Adjustments to reconcile net income (loss) to net cash provided by operating activities (other than depreciation and amortization and provision for deferred income taxes)	1,040	24,499	739	25,390
Changes in operating assets and liabilities, net:
Assets	(9,284)	(4,756)	(6,443)	(5,409)
Liabilities	(1,365)	(4,169)	(21,909)	(25,309)

Net cash provided by operating activities	$10,738	$6,210	$26,879	$7,412